Exhibit 15.0

October 30, 2013

Southern Copper Corporation

1440 East Missouri Avenue, Suite 160

Phoenix, AZ 85014

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Southern Copper Corporation and subsidiaries for the periods ended September 30, 2013 and 2012, as indicated in our report dated October 30, 2013; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, is incorporated by reference in Registration Statement No. 333-150982 on Form S-8 and Registration Statement No. 333-165904 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

C.P.C. Miguel Angel Andrade Leven

Mexico City, Mexico